Filed pursuant to Rule 424(b)(3)

Registration No.: 333-240984

PROSPECTUS SUPPLEMENT

MIDATECH PHARMA PLC

9,888,640 Ordinary Shares Representing 1,977,728 American Depositary Shares

This prospectus supplement (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Post-Effective Amendment No. 2 to our Registration Statement on Form F-1, effective as of April 29, 2022 (the “Prospectus”), related to the resale by the selling shareholders identified in the Prospectus of up to an aggregate of 9,888,640 of our ordinary shares, nominal value 0.1p per share (the “Ordinary Shares”), represented by 1,977,728 American Depositary Shares (the “Depositary Shares”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information set forth in our Form 6-K filed with the Securities and Exchange Commission on March 8, 2023, which is attached hereto. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “MTP.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on March 7, 2023 was $0.4911.

Our Ordinary Shares are admitted for trading on AIM, a market operated by the London Stock Exchange plc (“AIM”) under the listing code “MTPH.” The last reported closing price of our Ordinary Shares on AIM on March 7, 2023 was £0.0155.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is March 8, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of March 2023

Commission File Number 001-37652

Midatech Pharma PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way,

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

EXPLANATORY NOTE

Notice of General Meeting and Intention to Delist from AIM

On March 7, 2023, Midatech Pharma PLC (the “Company”) posted a Circular and Notice of General Meeting (the “Circular”) to its shareholders with respect to a General Meeting to be held on March 24, 2023 (the “General Meeting”). The Circular is furnished hereto as Exhibit 99.1. At the General Meeting, the Company’s shareholders will be asked to approve: (i) a one-for-20 reverse stock split of the Company’s ordinary shares, nominal value 0.1p per share (the “Ordinary Shares”), (ii) the authority to allot Ordinary Shares and to disapply pre-emption rights, (iii) the change of the name of the Company to “Biodexa Pharmaceuticals plc,” (iv) adoption of new Articles of Association, and (v) the cancellation of the Company’s Ordinary Shares to trading on AIM (the “AIM Cancellation”).

If the shareholders approve the proposed AIM Cancellation, the Company would retain its listing on the NASDAQ Capital Market of its American Depositary Shares. In connection with the proposed AIM Cancellation, the Company published a set of frequently asked questions about the proposed AIM Cancellation on the investor relations section of its website, a copy of which are furnished hereto as Exhibit 99.2.

The information included under the heading “Notice of General Meeting and Intention to Delist from AIM” of this report on Form 6-K shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Number 333-209365) and Form F-3 (File Number 333-267932) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

Press Release

On March 8, 2023, the Company issued a press release announcing the posting of the Circular. A copy of the press release is furnished hereto as Exhibit 99.3.

The information in the attached Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3 are each being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall any such exhibit be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as otherwise set forth herein or as shall be expressly set forth by specific reference in such a filing.

SUBMITTED HEREWITH

Attached to the Registrant’s Form 6-K filing for the month of March 2023 is:

Exhibit No.	Description

99.1	Circular and Notice of General Meeting.

99.2	AIM Cancellation Frequently Asked Questions.

99.3	Press Release, dated March 8, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Midatech Pharma PLC

Date: March 8, 2023	By:	/s/ Stephen Stamp
Stephen Stamp Chief Executive Officer and Chief Financial Officer